Exhibit 5.1

March 23, 2010

AXIS Capital Holdings Limited

92 Pitts Bay Road

Pembroke, Bermuda HM 08

Ladies and Gentlemen:

We have acted as United States counsel to AXIS Capital Holdings Limited, a Bermuda company (the “Guarantor”), and AXIS Specialty Finance LLC, a Delaware limited liability company (the “Company”), a wholly-owned indirect subsidiary of the Guarantor, in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company and the Guarantor with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to debt securities of the Company, the related guarantee of the Guarantor (the “Guarantee”) and certain other securities (collectively, the “Securities”). The Securities may be issued and sold from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and any supplements to such prospectus and pursuant to Rule 415 under the Securities Act. A $500,000,000 aggregate principal amount of the Company’s 5.875% Senior Notes due 2020 (the “Notes”), unconditionally guaranteed by the Guarantor, are being offered and sold pursuant to the Prospectus, dated March 18, 2010, as supplemented by the Prospectus Supplement, dated March 18, 2010 (together, the “Prospectus”), filed by the Company and the

Guarantor with the Commission pursuant to Rule 424(b) under the Securities Act, and an Underwriting Agreement dated March 18, 2010 (the “Underwriting Agreement”) among the Company, the Guarantor and the several underwriters named therein.

The Notes will be issued under a Senior Indenture, dated as of March 23, 2010 (the “Senior Indenture”), among the Company, the Guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

We have examined the Registration Statement, the Prospectus and the Indenture. We also have examined the originals, or duplicates or certified or conformed copies, of such company and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantor.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that (1) the Guarantor is validly existing under the law of Bermuda, (2) the Guarantor has duly authorized, executed and delivered the Senior Indenture (including the Guarantee set forth therein) and Underwriting Agreement in accordance with its Certificate of Incorporation, Memorandum of Association and Amended and Restated Bye-Laws and the law of Bermuda, (3) the execution, delivery and performance by Guarantor of the Senior Indenture and Underwriting Agreement and the issuance of the Guarantee by the Guarantor do not and will not violate the law of Bermuda or the applicable laws of any other non-U.S. jurisdiction, (4) execution, delivery and performance by the Guarantor of the Senior Indenture and Underwriting Agreement and the issuance of the Guarantee by the Guarantor do not and will not constitute a breach or violation of, or require any consent to be obtained under, any agreement or instrument that is binding upon the Guarantor or its Certificate of Incorporation, Memorandum of Association and Amended and Restated Bye-Laws and (5) the Senior Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Notes have been duly authorized, executed and issued by the Company and, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the Underwriting Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.	The Guarantee has been duly issued by the Guarantor in accordance with the law of the State of New York and, assuming due authentication of the Notes by the Trustee and upon payment for and delivery of the Notes in accordance with the Underwriting Agreement, will constitute a valid and legally binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability of provisions relating to (i) the waiver of rights and defenses; (ii)

the separability or severability of provisions of the Notes or the Guarantee or (iii) choice of law or forum selection.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Guarantor’s Current Report on Form 8-K filed on March 23, 2010 and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP